UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Event Requiring Report: December 5, 2004

HEALTHBRIDGE, INC..
(Exact name of registrant as specified in its charter)

TEXAS
(State or other jurisdiction of incorporation or organization)

000-30377 (Commission File Number)	06-1538201 (IRS Employer Identification Number)

Nora Coccaro, Chief Executive Officer

2610-1066 West Hastings Street, Vancouver, British Columbia, Canada V6E 3X2
(Address of principal executive offices)

(604) 602-1717
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

On December 5, 2004 the board of directors of Healthbridge, Inc. ("Company") authorized the issuance of 2,931,142 shares of restricted common stock to Markus Mueller, a director of the Company, valued at $0.07 per share for cash consideration in settlement of loans to the Company of $138,680 and consulting services rendered to the Company of $66,500, for aggregate consideration of $205,180, pursuant to the terms of a Debt Settlement Agreement. The Company relied on exemptions provided by Section 4(2) and Regulation S of the Securities Act of 1933, as amended ("Securities Act").

The Company made this offering based on the following factors: (1) the issuance was an isolated private transaction by the Company which did not involve a public offering; (2) there was only one offeree who was issued the Company's stock for cash consideration and services rendered who is a director of the Company; (3) the offeree stated an intention not to resell the stock; (4) there were no subsequent or contemporaneous public offerings of the stock; (5) the stock was not broken down into smaller denominations; and (6) the negotiations that lead to the issuance of the stock took place directly between the offeree and the Company.

Regulation S provides generally that any offer or sale that occurs outside of the United States is exempt from the registration requirements of the Securities Act, provided that certain conditions are met. Regulation S has two safe harbors. One safe harbor applies to offers and sales by issuers, securities professionals involved in the distribution process pursuant to contract, their respective affiliates, and persons acting on behalf of any of the foregoing (the "issuer safe harbor"), and the other applies to resales by persons other than the issuer, securities professionals involved in the distribution process pursuant to contract, their respective affiliates (except certain officers and directors), and persons acting on behalf of any of the forgoing (the "resale safe harbor"). An offer, sale or resale of securities that satisfied all conditions of the applicable safe harbor is deemed to be outside the United States as required by Regulation S. The distribution compliance period for shares sold in reliance on Regulation S is one year.

The Company complied with the requirements of Regulation S by having no directed selling efforts made in the United States, by selling only to a purchaser who were outside the United States at the time the subscription originated, and ensuring that the subscriber is a non-U.S. person with an address in a foreign country.

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT

On December 5, 2004, the Company entered into a Debt Settlement Agreement with Markus Mueller, a director of the Company, whereby the Company agreed to issue to Mr. Mueller 2,931,142 shares of the Company's common stock in exchange for extinguishing debt owed to Mr. Mueller for cash consideration in the form of loans to the Company and services in the form of consulting rendered to the Company valued in the aggregate amount of $205,180 or $0.07 per share. The authorized share issuance to Mr. Mueller effectively constitutes a change in control of the Company with Mr. Mueller alone exercising voting control over 3,490,309 common shares or approximately 54% of the Company's issued and outstanding common stock as of December 6, 2004.

The Company is not aware of any arrangements or understandings with Mr. Mueller with respect to the election of directors or other matters pertaining to the Company.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

The following exhibit is filed as part of this report.

EXHIBIT NO.	PAGE NO.	DESCRIPTION
10(i)	4	Debt Settlement Agreement between the Company and Markus Mueller, one of the Company's directors, dated December 5, 2004.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized

Healthbridge, Inc.

Signature	**Date**
By: /s/ Nora Coccaro Name: Nora Coccaro Title: Chief Executive Officer	December 6, 2004

EXHIBIT 10(i)

DEBT SETTLEMENT AGREEMENT

Agreement made on December 5, 2004 between Markus Mueller, with offices located at Rossenweidstrasse 12 CH-8966 Zurich, Switzerland, referred to as Creditor and Healthbridge, Inc. with offices located at 2610-1066 West Hastings Street, Vancouver, British Columbia V6E 3X2 referred to as Debtor.

SECTION ONE
ACKNOWLEDGEMENT OF EXISTING OBLIGATION

The parties acknowledge that Debtor is at present indebted to Creditor as the result of loans extended by Creditor in the sum of $138,680, and consulting services rendered in the sum of $66,500 prior to December 5, 2004 with the agreement that the repayment or loans or the payment of consulting fees could be made either in cash or in shares of Debtor's common stock.

SECTION TWO
CONSIDERATION

In consideration of the prior mutual agreements recited in this Agreement, Debtor and Creditor agree as follows:

a. *Method of Payment:* Debtor agrees to pay to Creditor and Creditor agrees to accept from Debtor, in full satisfaction of the indebtedness described in Section One, above, 2,931,143 shares of Debtor's common stock, valued at $0.07 a share, as consideration for monies owed to Creditor as a result of loans provided to and consulting services rendered by Creditor for Debtor.

b. *Satisfaction:* On execution of this Agreement and Debtor's board of directors resolution authorizing the issuance and delivery of 2,931,142 shares of Debtor's common stock to Creditor provided for in Section Two (a) above, the original indebtedness of Debtor to Creditor, as described in Section One, above, will be forever cancelled and discharged.

In witness whereof, the parties have executed this Agreement in Vancouver, British Columbia on the date first mentioned above.

Healthbridge, Inc.

/s/ Nora Coccaro
By: Nora Coccaro, President and Director

Markus Mueller

/s/ Markus Mueller
Markus Mueller, Director